WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


  WERNER ENTERPRISES REPORTS IMPROVED SECOND QUARTER 2006 REVENUES AND
                                EARNINGS

Omaha, Nebraska, July 19, 2006:
------------------------------

     Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation and logistics companies, reported improved operating revenues and earnings for the second quarter ended June 30, 2006.

     Operating revenues increased 9% to $528.9 million compared to $485.8 million in second quarter 2005. Net income increased 11% to $28.0 million compared to $25.3 million in second quarter 2005. Earnings per share for second quarter 2006 were $.35 per share, or 12% higher than the $.31 per share earned in second quarter 2005.

     "By focusing on the fundamentals of the Company's truckload business and growing the revenues and operating income of its Value Added Services business, Werner produced another good quarter," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "Thanks to the significant contributions of the outstanding men and women of Werner Enterprises, the Company achieved its nineteenth consecutive quarter of improved year-over-year earnings."

     As second quarter 2006 progressed, freight demand improved on a year-over-year basis. April 2006 demand was comparable to April 2005. Beginning the second week of May 2006, freight demand was better than the same period of 2005. This favorable demand trend continued throughout the last seven weeks of second quarter 2006. For the first three weeks of July 2006, freight demand has been about the same as it was in the first three weeks of July 2005. Werner measures freight demand for all periods by comparing the percentage of available loads to available trucks for its non-dedicated truck fleets.

     A substantial portion of the Company's freight base is under contract with customers and provides for annual pricing increases. A significant portion of the Company's non-dedicated fleet contracts renew and will be renegotiated during the second half of 2006. There continue to be several inflationary cost pressures that are impacting truckload carriers. They include: (1) driver pay and other driver-related costs due to a difficult driver market, (2) rising diesel fuel prices, (3) conversion from low sulfur diesel fuel to ultra-low sulfur diesel fuel ("ULSD"), (4) new engine emission requirements for newly manufactured trucks beginning in January 2007 that are increasing the truck purchase costs and lowering the miles per gallon ("mpg"), and (5) rising liability and cargo insurance costs. To recoup these cost increases, management will be seeking freight rate increases during the upcoming contract renewal period. Werner continues to work closely with its customers to develop innovative solutions that drive costs out of their freight network, such as dedicated fleets, designated lanes, continuous move shipments, and multi-customer freight optimization.

     The driver market continues to be extremely challenging, as it becomes even more difficult during the spring and summer months when the truckload industry competes with construction, agricultural, and other outdoor jobs that are more plentiful during this seasonal period.
Average tractors in service declined by 129 trucks from second quarter 2005 to second quarter 2006 due principally to the driver market; however, the Company made significant progress improving its truck count during the latter part of second quarter 2006 by reducing driver turnover. Improving driver turnover continues to be a primary focus of the Company's non-driver workforce.

     For second quarter 2006 compared to second quarter 2005, the Company's miles per tractor declined 2.6%. A significant portion of this decrease is due to the ongoing shift of trucks from the medium-to-long-haul van division (which has higher average miles per truck) to the dedicated division (which has lower average miles per truck). The revision to the hours of service regulations that went into effect in October 2005 also caused lower miles per truck for some shorter haul or multiple stop shipments.

     In the Company's March 31, 2006 Form 10-Q filed with the Securities and Exchange Commission on May 1, 2006, the Company estimated the negative impact of higher fuel costs on second quarter 2006 earnings compared to second quarter 2005 earnings to be four cents to six cents per share, assuming diesel fuel prices for the last nine weeks of second quarter 2006 remained at the average price for the first four weeks of second quarter 2006. Fuel costs averaged 57 cents a gallon higher in second quarter 2006 compared to second quarter 2005, but the Company's average mpg was better than expected, and the Company's fuel surcharge collections were higher than estimated, resulting in a two-cent per share negative impact on second quarter 2006 earnings compared to second quarter 2005 earnings. The Company includes all of the following items in the calculation of the estimated impact of fuel costs on earnings for both periods: (1) average fuel price per gallon, (2) fuel reimbursements paid to owner-operator drivers, (3) lower mpg due to the year-over-year increase in the percentage of the company-owned truck fleet with post-October 2002 engines, and (4) offsetting fuel surcharge revenues from customers.

     As planned, the average age of the Company's truck fleet remained new relative to historical standards at 1.32 years as of June 30, 2006. The percentage of the Company's fleet with post-October 2002 engines ("Environmental Protection Agency ("EPA") phase one") was nearly 100% as of June 30, 2006 compared to 68% as of June 30, 2005. It is the Company's intention to keep its fleet as new as possible, in advance of the federally mandated engine emission standards that are required for all newly-manufactured trucks beginning in January 2007 ("EPA phase two"). During the second half of 2006, the Company will be taking delivery of a substantial number of new trucks.

     Truckload carriers will be required to transition from low sulfur diesel fuel to ULSD, as refiners gradually meet the October 15, 2006 transition date mandated by the EPA. Preliminary estimates are that ULSD will result in a 1% to 3% degradation of fuel mpg for all trucks, due to the lower energy content (btu) of ULSD. The EPA estimates the higher cost of ULSD to the end user should not exceed eight cents per gallon once the fuel becomes widely available. However, during the transition period, supply and demand factors could cause the pricing of ULSD to be more volatile. To the extent that diesel fuel prices increase more significantly during the transition to ULSD, the Company's fuel surcharge programs with its customers are designed to recover most of the potential diesel fuel price increase.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic class 8 late-model truck sales companies and has been in the business since 1992. Gains on sales of assets, primarily trucks and trailers, increased to $7.1 million in second quarter 2006 compared to $3.6 million in second quarter 2005. In second quarter 2006, the Company spent less on repairs per truck sold than in second quarter 2005. The Company continued to sell its oldest van trailers that have already reached the end of their depreciable life. These trailer sales contributed to the improved equipment gains in second quarter 2006. The Company expects to continue to sell its oldest van trailers during the remainder of 2006 as it replaces them with new van trailers. Rising fuel prices in second quarter 2006 affected used truck buyers and reduced the number of trucks sold in second quarter 2006 compared to first quarter 2006, when gains on sales were $8.8 million. In addition, the pace of truck sales slowed during the latter part of second quarter 2006 and into July 2006. If fuel prices remain high going forward, the Company expects this could significantly limit truck sales and, to a lesser extent, trailer sales. The number of trucks planned for sale during 2007 is expected to be lower than the number planned to be sold in 2006, and the Company plans to continue to replace its oldest van trailers into 2007.

     To provide customers with additional sources of capacity and expand its portfolio of customer solutions, Werner is growing its non-asset based Value Added Services ("VAS") division. VAS includes truck brokerage, freight transportation management (single-source logistics), and intermodal, as well as a newly expanded international product line. VAS has a goal to grow revenues and operating income over 20% during third and fourth quarter 2006 compared to third and fourth quarter 2005. Financial results for VAS for second quarter 2006 compared to second quarter 2005 are as follows:

Value Added Services (amounts in 000's)          2Q06                2Q05
---------------------------------------    ----------------    ----------------
Revenues                                   $68,807   100.0%    $55,555   100.0%
Gross margin                                 6,603     9.6       5,150     9.3
Operating income                             2,365     3.4       1,916     3.4


     Truck brokerage generated 59% revenue growth, by providing customers with truckload capacity solutions using a qualified carrier base that has grown to approximately 4,250 carriers. The VAS brokerage network consists of nine offices and 43 freight brokers. The brokerage product line has expanded from dry van freight into the flatbed and temperature-controlled segments of the business, which is accelerating the growth rate. Brokerage is on pace to surpass revenues of $100 million in 2006 with improving operating margins.

     Freight transportation management consists of managing customers' freight needs as the lead logistics provider at either the network, facility, or lane level. Through the use of leading- edge systems, which include load, mode, and network optimization tools, Werner is able to provide innovative solutions ranging from site selection to full vendor management, including door-to-door delivery options throughout North America and Asia. Much of the revenue generated by the freight management group is recorded as revenue by the Company's operating group that executes the shipment. Freight management represents one of the largest sources of revenue growth for the brokerage and intermodal groups.

     Intermodal grew revenues by 119% due to the improved utilization of the company-owned intermodal trailer fleet of over 1,250 trailers and the previously announced 400 containers in the assigned container fleet with Union Pacific. Sequentially from first quarter 2006, intermodal improved trailer turns as it successfully expanded its intermodal freight base. Intermodal operating income improved from first quarter

2006 to second quarter 2006. As a result of a series of recent intermodal business awards, the combined trailer and container fleet is expected to close 2006 at approximately 2,000 units. In addition to company-owned and assigned equipment, intermodal has operating agreements in place to utilize both rail and ocean carrier owned containers consisting of 20, 40, 45, and 53 foot free-running equipment.

     The Company recently formed Werner Global Logistics U.S., LLC, a separate operating company within VAS. After several months of researching and developing the Company's business plans, Werner is announcing its entrance into the Asian transportation market. The Company recently obtained its U.S. Ocean Transport Intermediary (NVOCC and Ocean Freight Forwarding) license and established a local presence with the opening of its Shanghai, China office. Both current and prospective customers of Werner Enterprises have continued to express a desire to enhance their visibility, management, and compliance activities related to their ever lengthening supply chains. By combining Werner's 50 years of experience in the transportation marketplace with its leading-edge tools and logistics know-how, the Company is positioned to provide a quality solution to customers' ground network needs on both sides of the Trans-Pacific trade lanes. Expectations for the product offering in China will include site selection analysis, vendor and PO management, FCL consolidation and warehousing, as well as door-to-door freight forwarding and customs brokerage. These services are expected to be achieved through a combination of strategic alliances with best in class providers throughout the Trans-Pacific supply chain and company-owned assets.

     A comparison of the Company's truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for second quarters 2006 and 2005 is shown below.

Operating Ratios                      2Q06        2Q05       Difference
----------------                     ------      ------      ----------
Truckload Transportation Services     88.4%       89.4%         -1.0%
Value Added Services                  96.6        96.6           0.0


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for second quarter 2006 and second quarter 2005 is 90.4% and 90.7%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     In the first quarter of 2006, Werner adopted Statement of Financial Accounting Standards (SFAS) No. 123(R) for its share-based compensation plan on a modified prospective basis. Under SFAS No. 123(R), all share-based compensation cost is recognized as an expense in the income statement. In 2005 and prior years, the Company accounted for share-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, under which the Company recorded no compensation expense since the exercise price of the options equaled the fair market value of the underlying common stock on the date of grant. The Company recorded expense of $0.6 million in Salaries, Wages and Benefits (or 0.5 cents per share, net of taxes) in second quarter 2006. The estimated impact of this new accounting standard for the full year of 2006 is approximately two cents per share, representing the expense to be recognized for the unvested portion of awards granted to date. The Company cannot predict the earnings impact of any awards that may be granted in the future.

     The Company's financial position remains strong. Werner Enterprises had $42.8 million of cash and no debt as of June 30, 2006. Due to significant truck purchases scheduled for the second half of 2006, the Company expects to have debt borrowings later during 2006, and the Company expects to repay these borrowings in the first half of 2007 when truck purchases are expected to be lower. Stockholders' equity grew to $871.9 million, or $11.21 per share. During second quarter 2006, the Company purchased one million shares of its common stock at an average share price of $19.65, bringing its year-to-date purchases to two million shares at an average price per share of $19.74.


                                        INCOME STATEMENT DATA
                                             (Unaudited)
                              (In thousands, except per share amounts)

                              Quarter Ended    % of Operating    Quarter Ended    % of Operating
                                06/30/06          Revenues         06/30/05          Revenues
                              -------------    --------------    -------------    --------------
Operating revenues                 $528,889             100.0         $485,789             100.0
                              -------------    --------------    -------------    --------------

Operating expenses:
   Salaries, wages and
     benefits                       149,743              28.3          141,332              29.1
   Fuel                             102,812              19.4           78,064              16.1
   Supplies and maintenance          38,982               7.4           39,921               8.2
   Taxes and licenses                27,905               5.3           29,465               6.1
   Insurance and claims              21,613               4.1           21,838               4.4
   Depreciation                      41,072               7.8           40,539               8.3
   Rent and purchased
     transportation                 101,335              19.1           90,342              18.6
   Communications and
     utilities                        4,827               0.9            5,134               1.1
   Other                             (5,751)             (1.1)          (2,974)             (0.6)
                              -------------    --------------    -------------    --------------
      Total operating
        expenses                    482,538              91.2          443,661              91.3
                              -------------    --------------    -------------    --------------
Operating income                     46,351               8.8           42,128               8.7
                              -------------    --------------    -------------    --------------

Other expense (income):
   Interest expense                       4               0.0                2               0.0
   Interest income                   (1,221)             (0.2)            (822)             (0.1)
   Other                                 85               0.0               46               0.0
                              -------------    --------------    -------------    --------------
      Total other expense
        (income)                     (1,132)             (0.2)            (774)             (0.1)
                              -------------    --------------    -------------    --------------

Income before income taxes           47,483               9.0           42,902               8.8
Income taxes                         19,462               3.7           17,607               3.6
                              -------------    --------------    -------------    --------------
Net income                          $28,021               5.3          $25,295               5.2
                              =============    ==============    =============    ==============

Diluted shares outstanding           79,689                             80,692
                              =============                      =============
Diluted earnings per share             $.35                               $.31
                              =============                      =============


                                            OPERATING STATISTICS
                              Quarter Ended                      Quarter Ended
                                06/30/06          % Change         06/30/05
                              -------------    --------------    -------------
Trucking revenues, net of
  fuel surcharge (1)               $375,897              1.2%         $371,612
Trucking fuel surcharge
  revenues (1)                       78,213             50.5%           51,967
Non-trucking revenues,
  including VAS (1)                  71,569             21.2%           59,065
Other operating revenues (1)          3,210              2.1%            3,145
                              -------------                      -------------
     Operating revenues (1)        $528,889              8.9%         $485,789
                              =============                      =============

Average monthly miles per
  tractor                             9,938             -2.6%           10,199
Average revenues per total
  mile (2)                           $1.463              5.3%           $1.389
Average revenues per loaded
  mile (2)                           $1.679              6.4%           $1.578
Average percentage of empty
  miles (3)                           12.84%             7.1%            11.99%
Average trip length in miles
  (loaded)                              584              3.2%              566
Total miles (loaded and
  empty) (1)                        256,852             -4.0%          267,547
Average tractors in service           8,615             -1.5%            8,744
Average revenues per tractor
  per week (2)                       $3,356              2.7%           $3,269
Capital expenditures, net (1)       $33,965                            $73,630
Cash flow from operations (1)       $43,595                            $29,246
Return on assets (annualized)           8.3%                               8.0%
Total tractors (at quarter
   end)
     Company                          7,905                              7,820
     Owner-operator                     805                                930
                              -------------                      -------------
          Total tractors              8,710                              8,750

Total trailers (truck and
  intermodal, at quarter end)        25,180                             24,090
Managed containers (at
  quarter end)                          400                                  -


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3) Miles without trailer cargo. Dedicated fleets have a higher empty mile percentage, which is priced in the dedicated business.


                                        INCOME STATEMENT DATA
                                             (Unaudited)
                               (In thousands, except per share amounts)

                             Six Months Ended    % of Operating    Six Months Ended    % of Operating
                                 06/30/06           Revenues           06/30/05           Revenues
                             ----------------    --------------    ----------------    --------------
Operating revenues                 $1,020,811             100.0            $941,051             100.0
                             ----------------    --------------    ----------------    --------------

Operating expenses:
   Salaries, wages and
     benefits                         296,356              29.0             281,554              29.9
   Fuel                               191,458              18.8             145,692              15.5
   Supplies and maintenance            76,774               7.5              76,675               8.1
   Taxes and licenses                  57,374               5.6              58,243               6.2
   Insurance and claims                40,808               4.0              45,038               4.8
   Depreciation                        82,173               8.1              80,176               8.5
   Rent and purchased
     transportation                   189,354              18.5             172,909              18.4
   Communications and
     utilities                          9,722               1.0              10,576               1.1
   Other                               (6,381)             (0.6)             (4,777)             (0.5)
			     ----------------    --------------    ----------------    --------------
      Total operating
        expenses                      937,638              91.9             866,086              92.0
                             ----------------    --------------    ----------------    --------------
Operating income                       83,173               8.1              74,965               8.0
                             ----------------    --------------    ----------------    --------------

Other expense (income):
   Interest expense                       277               0.0                   6               0.0
   Interest income                     (2,216)             (0.2)             (1,787)             (0.1)
   Other                                  126               0.0                  73               0.0
                             ----------------    --------------    ----------------    --------------
      Total other expense
        (income)                       (1,813)             (0.2)             (1,708)             (0.1)
                             ----------------    --------------    ----------------    --------------

Income before income taxes             84,986               8.3              76,673               8.1
Income taxes                           34,936               3.4              31,457               3.3
                             ----------------    --------------    ----------------    --------------
Net Income                            $50,050               4.9             $45,216               4.8
                             ================    ==============    ================    ==============

Diluted shares outstanding             80,324                                80,754
                             ================                      ================
Diluted earnings per share               $.62                                  $.56
                             ================                      ================


                                              OPERATING STATISTICS
                                   YTD06            % Change             YTD 05
                             ----------------    --------------    ----------------
Trucking revenues, net of
  fuel surcharge (1)                 $744,153              2.0%            $729,478
Trucking fuel surcharge
  revenues (1)                        140,101             50.8%              92,903
Non-trucking revenues,
  including VAS (1)                   130,549             15.8%             112,742
Other operating revenues (1)            6,008              1.3%               5,928
                             ----------------                      ----------------
     Operating revenues (1)        $1,020,811              8.5%            $941,051
                             ================                      ================

Average monthly miles per
  tractor                               9,886             -1.8%              10,066
Average revenues per total
  mile (2)                             $1.456              4.7%              $1.391
Average revenues per loaded
  mile (2)                             $1.671              5.8%              $1.579
Average percentage of empty
  miles (3)                             12.87%             8.3%               11.88%
Average trip length in miles
  (loaded)                                585              2.8%                 569
Total miles (loaded and
  empty) (1)                          511,169             -2.5%             524,393
Average tractors in service             8,618             -0.7%               8,682
Average revenues per tractor
  per week (2)                         $3,321              2.8%              $3,231
Capital expenditures, net (1)         $41,835                              $152,661
Cash flow from operations (1)        $147,115                               $96,271
Return on assets (annualized)             7.4%                                  7.2%
Total tractors (at quarter
  end)
     Company                            7,905                                 7,820
     Owner-operator                       805                                   930
                             ----------------                      ----------------
          Total tractors                8,710                                 8,750

Total trailers (truck and
  intermodal, at quarter end)          25,180                                24,090
Managed containers (at
  quarter end)                            400                                     -


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3) Miles without trailer cargo. Dedicated fleets have a higher empty mile percentage, which is priced in the dedicated business.


                                                                BALANCE SHEET DATA
                                                         (In thousands, except share amounts)



                                                    6/30/06                               12/31/05
                                                 --------------                        --------------
                                                  (Unaudited)

ASSETS

Current assets:
   Cash and cash equivalents                            $42,810                               $36,583
   Accounts receivable, trade, less allowance
      of $15,828 and $8,357, respectively               233,504                               240,224
   Other receivables                                     17,370                                19,914
   Inventories and supplies                              10,576                                10,951
   Prepaid taxes, licenses and permits                    8,215                                18,054
   Current deferred income taxes                         21,900                                20,940

   Other current assets                                  22,755                                20,966
                                                 --------------                        --------------
      Total current assets                              357,130                               367,632
                                                 --------------                        --------------

Property and equipment                                1,538,914                             1,555,764
Less - accumulated depreciation                         564,213                               553,157
                                                 --------------                        --------------
      Property and equipment, net                       974,701                             1,002,607
                                                 --------------                        --------------

Other non-current assets                                 16,420                                15,523
                                                 --------------                        --------------
                                                     $1,348,251                            $1,385,762
                                                 ==============                        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                     $63,273                               $52,387
   Current portion of long-term debt                          -                                60,000
   Insurance and claims accruals                         60,511                                62,418
   Accrued payroll                                       22,502                                21,274
   Other current liabilities                             18,321                                21,838
                                                 --------------                        --------------
      Total current liabilities                         164,607                               217,917
                                                 --------------                        --------------

Other long-term liabilities                                 745                                   526

Insurance and claims accruals, net of
  current portion                                        97,500                                95,000

Deferred income taxes                                   213,525                               209,868

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     77,810,695 and 79,420,443 shares
     outstanding, respectively                              805                                   805
   Paid-in capital                                      104,391                               105,074
   Retained earnings                                    820,657                               777,260
   Accumulated other comprehensive loss                  (1,269)                                 (259)
   Treasury stock, at cost;
     2,722,841 and 1,113,093
     shares, respectively                               (52,710)                              (20,429)
                                                 --------------                        --------------
      Total stockholders' equity                        871,874                               862,451
                                                 --------------                        --------------
                                                     $1,348,251                            $1,385,762
                                                 ==============                        ==============


       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation and logistics companies with a fleet of 8,710 trucks and 25,180 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. As of July 3, 2006, Werner is included in the new NASDAQ Global Select Market tier, and was listed on the NASDAQ National Market tier prior to the change. The NASDAQ Global Select Market has the highest listing standards, including measures of market value, liquidity, and earnings. The Werner website address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.